Exhibit 4.1

Execution Version

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is entered into as of July 31, 2017 by and among IBERIABANK Corporation, a Louisiana corporation (the “Company”), and Banco de Sabadell, S.A., a sociedad anónima organized and existing under the laws of the Kingdom of Spain (the “Holder”).

WHEREAS, the Company and the Holder are parties to the Purchase Agreement (as hereinafter defined); and

WHEREAS, the Company will issue shares of Common Stock (as hereinafter defined) to the Holder in satisfaction of a portion of the consideration owing pursuant to the Purchase Agreement (the “Stock Consideration”), and the Company has agreed to grant the Holder registration rights with respect to the Stock Consideration.

NOW, THEREFORE, in consideration of the foregoing, the mutual promises and agreements set forth herein, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.    CERTAIN DEFINITIONS.

As used in this Agreement, the following terms shall have the respective meanings set forth below:

“Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Affiliate” shall mean a Person that directly, or indirectly though one or more intermediaries, controls, is controlled by, or is under common control with a specified Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of management and policies of the other Person, whether through the ownership of voting securities, by contract, or otherwise.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in New Orleans, Louisiana or New York, New York are authorized or required by law to be closed.

“Chosen Courts” shall the meaning set forth in Section 8(g) hereof.

“Closing Date” shall have the meaning set forth in the Purchase Agreement

“Common Stock” shall mean the common stock, par value $1.00 per share, of the Company.

“Company” shall have the meaning set forth in the preamble to this Agreement.

“Company Indemnitee” shall have the meaning set forth in Section 4(b) hereof.

“Effectiveness Period” shall have the meaning set forth in Section 2(a) hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended (or any successor statute thereto), and the rules and regulations promulgated thereunder.

“Existing Registration Statement” shall have the meaning set forth in Section 2(a) hereof.

“FINRA” shall mean the Financial Industry Regulatory Authority.

“Holder” shall have the meaning set forth in the preamble to this Agreement.

“Holder Indemnitee” shall have the meaning set forth in Section 4(a) hereof.

“Indemnitee” shall have the meaning set forth in Section 4(b) hereof.

“NASDAQ” shall mean NASDAQ Stock Market, Inc. and its affiliates.

“Person” shall mean any natural person, partnership, joint-stock company, association, limited liability company, corporation, trust, or unincorporated organization, or other governmental or legal entity.

“Prospectus” shall mean the prospectus included in a Registration Statement (including any preliminary prospectus, any “free writing prospectus” (as defined in Rule 405 under the Securities Act) and any prospectus that discloses information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance upon Rule 430A under the Securities Act), as amended or supplemented by any prospectus supplement, including the Prospectus Supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement, and by all other amendments and supplements to such prospectus, including post-effective amendments, and in each case including all material incorporated by reference therein.

“Prospectus Supplement” shall have the meaning set forth in Section 2(b) hereof.

“Purchase Agreement” shall mean that certain Stock Purchase Agreement, dated as of February 28, 2017, by and among the Company, the Holder and Sabadell United Bank, N.A., a national banking association.

“Registrable Securities” shall mean the shares of Common Stock owned by the Holder that were (i) received by it on the date hereof as part of the Stock Consideration (as equitably adjusted for any stock split, recapitalization, recombination or other similar transaction which occurs after the date hereof) or (ii) issued as a dividend or other distribution with respect to the Stock Consideration; provided, however, that Registrable Securities shall not include (a) any securities for which a Registration Statement relating to the sale thereof is or has become effective under the Securities Act and which have been disposed of under such Registration Statement, (b) any securities following the date they become eligible to be sold without registration pursuant to Rule 144 or (c) any securities otherwise sold or transferred to any Person who is not an Affiliate of the Holder.

“Registration Expenses” shall mean any and all expenses incurred by the Company in effecting any registration pursuant to this Agreement, including: (i) all registration and filing fees; (ii) all fees and expenses associated with a required listing of the Registrable Securities on any securities exchange; (iii) fees and expenses with respect to filings required to be made with NASDAQ, any other securities exchange or FINRA; (iv) fees and expenses of compliance with foreign or state securities or “blue sky” laws (including reasonable fees and disbursements of counsel for the Company in connection with qualifications of the securities under the laws of such jurisdictions); (v) printing expenses, messenger, telephone and delivery expenses; and (vi) fees and disbursements of counsel for the Company and customary fees and expenses for independent certified public accountants retained by the Company (including the expenses of any comfort letters or costs associated with the delivery by independent registered public accountants of a comfort letter or comfort letters); provided, however, that Registration Expenses shall not include, and the Company shall not have any obligation to pay, any underwriting fees, discounts, or commissions attributable to the sale of such Registrable Securities, or any legal fees and expenses of counsel (x) engaged by the Holder or (y) to any underwriter.

“Registration Statement” shall mean any registration statement of the Company that covers the resale of any of the Registrable Securities pursuant to the provisions of this Agreement filed with, or to be filed with, the SEC under the Securities Act (and may cover other securities of the Company) on an appropriate form, and all amendments and supplements to such Registration Statement, including pre-and post-effective amendments, in each case including the Prospectus contained therein, all exhibits thereto and all materials incorporated by reference therein.

“Rule 144” means Rule 144 promulgated under the Securities Act (or any successor provision).

“SEC” shall mean the Securities and Exchange Commission and any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended (or any successor statute thereto), and the rules and regulations promulgated thereunder.

“Shelf Offering” shall have the meaning set forth in Section 2(b) hereof.

“Shelf Offering Notice” shall have the meaning set forth in Section 2(b) hereof.

“Shelf Registration Statement” shall mean a Registration Statement on Form S-3 or another appropriate form for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

“Stock Consideration” shall have the meaning set forth in the recitals to this Agreement.

“Suspension Period” shall have the meaning set forth in Section 5(a) hereof.

“WKSI” shall mean a well-known seasoned issuer, as defined in Rule 405 under the Securities Act.

SECTION 2.    REGISTRATION RIGHTS.

(a)    Existing Shelf Registration Statement. The Company agrees to use its reasonable best efforts to keep the Company’s Registration Statement on Form S-3 (Registration No. 333-202489) (the “Existing Registration Statement”) (or any successor Registration Statement filed with respect to the Registrable Securities) continuously effective (including by filing a new Shelf Registration Statement if the Existing Registration Statement expires) so long as there are any Registrable Securities outstanding in order to permit the Prospectus forming a part thereof to be lawfully delivered (or available to be delivered but for Rule 172 under the Securities Act) and the Existing Registration Statement useable for resale of the Registrable Securities, subject to Section 5, until the date that is 6 months after the Closing Date (the “Effectiveness Period”).

(b)    Shelf Offerings. Subject to Section 5, upon the written request of the Holder (“Shelf Offering Notice”) to the Company made during the Effectiveness Period, the Company will facilitate a “takedown” of Registrable Securities off of the Existing Registration Statement by the Holder, including underwritten takedowns (it being understood that the Holder may specify the lead underwriter or underwriter so long as any such underwriter is a nationally recognized firm and is reasonably acceptable to the Company) (a “Shelf Offering”). The Company will, as promptly as reasonably practical (taking into account any needs of the Company to prepare for the end of any fiscal quarter or year and the preparation of related financial statements) upon receipt of the Shelf Offering Notice, cooperate in any such takedown by preparing and filing with the SEC a prospectus supplement (the “Prospectus Supplement”) to the Existing Registration Statement as may be reasonably requested by the Holder or as may be otherwise required to effect the sale of the Registrable Securities to be sold thereunder. The Holder shall give the Company prompt written notice of the consummation of a sale effected in any Shelf Offering. The Holder may not require more than two underwritten Shelf Offerings in the aggregate during the Effectiveness Period. Prior to or contemporaneously with the execution of this Agreement, the Holder will deliver a Shelf Offering Notice and, so long as such Shelf Offering Notice is not withdrawn prior to 8:00 p.m. EST on July 31, 2017, the Company will file the Prospectus Supplement no later than 10:00 p.m. EST on July 31, 2017.

(c)    Further Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of the Holder that the Holder furnish to the Company such information regarding itself, the Registrable Securities held by it, and the potential method of disposition (which may be an underwritten offering or one or more other methods permitted by law) of such securities and such other information relating to the Holder as the Company may reasonably request in order to effect the registration, offering and sale of the Holder’s Registrable Securities, including the information required by Item 507 of Regulation S-K promulgated under the Securities Act. The Holder agrees to furnish such information to the Company and to cooperate with the Company as reasonably requested to enable the Company to comply with the provisions of this Agreement.

(d)    Expenses of Registration. The Company shall bear 50% of all Registration Expenses incurred in connection with the registration of the Registrable Securities pursuant to this Agreement and the Company’s performance of its other obligations under the terms of this Agreement; provided, however, that the Company shall not be required to pay the Registration Expenses of any Shelf Offering begun pursuant to Section 2, and shall be reimbursed for any Registration Expenses so incurred, if the Shelf Offering Notice is subsequently withdrawn at the request of the Holder prior to the sale of the Registrable Securities thereunder.

SECTION 3.    REGISTRATION PROCEDURES. In connection with each registration effected by the Company pursuant to Section 2 or offering pursuant thereto, as applicable, the Company will:

(a)    as promptly as practicable, prepare and file with the SEC such amendments, post-effective amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to cause or maintain the effectiveness of such Registration Statement during the Effectiveness Period; provided that (i) within a reasonable period of time prior to filing a Registration Statement or Prospectus or any amendments or supplements thereto, the Company shall furnish to counsel selected by the Holder and to the underwriters in an underwritten offering copies of all such documents proposed to be filed, other than documents that are to be incorporated by reference into the Registration Statement, amendment or supplement, (ii) the Company shall provide for a plan of distribution with respect to Registrable Securities as may be reasonably requested by the Holder and (iii) the Company shall make available such of its representatives as shall be reasonably requested by the Holder or any underwriter available for discussion of such documents;

(b)    furnish to the Holder, without charge, such number of conformed copies of such Registration Statement and of each such amendment and supplement thereto (in each case including all exhibits) other than those which are being incorporated into such Registration Statement by reference, such number of copies of the Prospectus contained in such Registration Statements (including each complete Prospectus and any summary or preliminary Prospectus) and any other Prospectus filed under Rule 424 under the Securities Act in conformity with the requirements of the Securities Act, each letter written by or on behalf of the Company to the SEC or its staff, and each item of correspondence from the SEC or its staff, in each case relating to such Registration Statement (other than letters relating solely to documents incorporated by reference and any portion thereof which contains information for which the Company has sought confidential treatment) and such other documents, other than documents incorporated by reference, as the Holder or an underwriter in an underwritten offering may reasonably request, in each case including each such amendment and supplement thereto, to the extent such documents are not available on the SEC’s Electronic Data Gathering Analysis and Retrieval System, in order to facilitate the disposition of the Registrable Securities by the Holder;

(c)    use its reasonable best efforts to (i) no later than the date on which the pricing of the relevant offering is expected to occur, register or qualify all Registrable Securities under such other securities or “blue sky” laws of such jurisdictions as the underwriters shall reasonably request (or, in the absence of underwriters in any particular offering, as may be reasonably requested by the Holder), (ii) keep such registration or qualification in effect during the distribution of the Registrable Securities in such offering, (iii) cooperate with the Holder and its underwriters, if any, and their respective counsel in connection with any filings required to be made with FINRA, (iv) cause all Registrable Securities to be listed on a securities exchange, interdealer quotation system or other market on which similar securities issued by the Company are then listed, (v) provide a transfer agent and registrar for all Registrable Securities, and (vi) take any other action which may be reasonably necessary to enable the Holder or the underwriters, if any, to consummate the disposition in such jurisdiction of the Registrable Securities owned by the Holder; provided that the Company shall not for any such purpose be required to qualify generally to do business as a foreign company or to register as a broker or dealer in any jurisdiction where it would not otherwise be required to qualify but for this Section 3(c), or to consent to general service of process (other than service of process in connection with such registration or qualification or any sale of Registrable Securities in connection therewith) in any such jurisdiction, or to be subject to any tax obligation in any such jurisdiction where it is not then so subject;

(d)    in connection with an underwritten offering, enter into customary agreements (including underwriting agreements in customary form, but which shall not require agreeing to provisions with respect to lock-ups by the Company or any of its officers and directors with respect to securities of the Company) and use reasonable best efforts to take such other customary and appropriate actions at such times as customarily occur in similar underwritten offerings in order to facilitate the disposition of such Registrable Securities and in connection therewith:

(i)    make available, during normal business hours, for inspection and review by any underwriters participating in a disposition of Registrable Securities and to any attorney or accountant retained by such underwriter, all financial and other records, all filings with the SEC by the Company, and all other corporate documents and properties of the Company as may be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees, within a reasonable time period, to supply all such information reasonably requested by the underwriters in connection therewith (including in response to all questions and other inquiries reasonably made or submitted by any of them); provided, however, that the Company shall not disclose material nonpublic information to the Holder, or to advisors to or representatives of the Holder, unless prior to disclosure of such information the Company identifies such information as being material nonpublic information and provides the Holder with the opportunity to refuse to accept such material nonpublic information for review;

(ii)    make such representations and warranties to the underwriters in form, substance and scope as are customarily made by issuers in similar underwritten offerings;

(iii)    use reasonable best efforts to obtain opinions of counsel to the Company and updates thereof (which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to the lead managing underwriter, if any) addressed to the underwriters covering the matters customarily covered in opinions requested in sales of securities or underwritten offerings and such other matters as may be reasonably requested by the Holder and the underwriters;

(iv)    use reasonable best efforts to obtain “cold comfort” letters and updates thereof from the Company’s independent certified public accountants addressed to the underwriters which letters shall be customary in form and shall cover matters of the type customarily covered in “cold comfort” letters to underwriters in connection with underwritten offerings; and

(v)    deliver such documents and certificates as the sole underwriter or managing underwriter, if any, the Holder, or their respective counsel, shall reasonably request to evidence the continued validity of the representations and warranties made in accordance with clause (i) above and to evidence compliance with any customary conditions contained in the underwriting agreement entered into by the Company.

The above shall be done at such times as customarily occur in similar underwritten offerings.

(e)    promptly notify the Holder, its counsel and the sole underwriter or managing underwriter, if any, and, if requested by the Holder, confirm such advice in writing, when any Registration Statement, any Prospectus, or any amendment or supplement thereto has been filed (other than documents that are incorporated by reference), when a Registration Statement has become effective, and when any post-effective amendments and supplements thereto become effective if such Registration Statement or post-effective amendment is not automatically effective upon filing pursuant to Rule 462 under the Securities Act;

(f)    promptly notify the Holder, its counsel and the sole underwriter or managing underwriter, if any, and if requested by the Holder, confirm such advice in writing, if at any time a Prospectus relating to the Registrable Securities is required to be delivered (or required to be delivered but for Rule 172 under the Securities Act) under the Securities Act, (i) the representations and warranties of the Company contained in any underwriting agreement in connection with an underwritten offering of Registrable Securities under a Registration Statement cease to be true and correct in all material respects, or (ii) the Company becomes aware of the happening of any event as a result of which the applicable Registration Statement or the Prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances then existing, not misleading, and, subject to Section 5, at the request of the Holder, promptly prepare and file, and furnish to the Holder a reasonable number of copies of, a supplement to or an amendment of such Registration Statement or such Prospectus as may be necessary so that such Registration Statement or, as thereafter delivered to the purchasers of such securities, such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances then existing, not misleading;

(g)    cooperate with the Holder and the sole underwriter or managing underwriter of an underwritten offering, if any, to facilitate the timely delivery, preparation and delivery of certificates, with requisite CUSIP numbers, representing Registrable Securities to be sold and not bearing any restrictive legends; and enable such Registrable Securities to be in such denominations (consistent with the provisions of the governing documents thereof) and registered in such names as the Holder or the sole underwriter or managing underwriter of an underwritten offering, if any, may reasonably request at least five days prior to any sale of such Registrable Securities;

(h)    as promptly as practicable after the filing of the Prospectus Supplement, cooperate with the Holder to facilitate removal of restrictive legends relating to registration under the Securities Act to permit sales pursuant to the Existing Registration Statement, including instructing its transfer agent to accept requisite representation letters of the Holder and opinions of counsel to the Holder regarding the Registrable Securities, in each case that are in customary form and substance reasonably acceptable to the Company and the transfer agent;

(i)    notify the Holder, promptly after it shall receive notice thereof, of the time when such Registration Statement, or any post-effective amendments to such Registration Statement, shall have become effective, or a supplement to any Prospectus forming part of such Registration Statement has been filed or when any document is filed with the SEC which would be incorporated by reference into the Prospectus;

(j)    advise the Holder, its counsel, and the sole underwriter or managing underwriter, if any, and if requested by the Holder, confirm in writing, promptly after it shall receive notice or obtain knowledge thereof, of (i) the issuance of any stop order, injunction or other order or requirement by the SEC suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and use its reasonable best efforts to prevent the issuance of any stop order, injunction or other order or requirement, (ii) any request by the SEC or any other federal or state governmental authority for amendments or supplements to a Registration Statement or related Prospectus or for additional information, (iii) the issuance by any state securities or other regulatory authority of any order suspending the qualification or exemption from qualification of any of the Registrable Securities under state securities or “blue sky” laws or the initiation or threat of initiation of any proceedings for that purpose and use its reasonable best efforts to prevent the issuance of any such order and (iv) the removal of any such stop order, injunction or other order or requirement or proceeding or the lifting of any such suspension; and

(k)    use its reasonable best efforts to obtain as soon as practicable the lifting of any stop order, injunction, or other order or requirement by the SEC or any state securities or other regulatory authority that is issued suspending the effectiveness of such Registration Statement or suspending the qualification or exemption from qualification under state securities or “blue sky” laws.

Nothing in this Agreement is intended to limit the right of the Holder to sell Registrable Securities in any lawful way other than pursuant to an effective Registration Statement. With a view to making available to the Holder the benefits of Rule 144, the Company covenants and agrees, during the period following the Effectiveness Period until the date that is 1 year after the Closing Date, as long as the Holder owns any Registrable Securities: (i) file with the SEC in a timely manner all reports and files required of the Company under Rule 144(c)(1)(i) and (ii) of the Exchange Act; and (ii) furnish to the Holder upon request, a written statement by the Company that it has complied with such requirements.

SECTION 4.    INDEMNIFICATION.

(a)    Indemnification by the Company. To the fullest extent permitted by law, the Company agrees to indemnify the Holder and each of its officers and directors and each Person, if any, that controls (within the meaning of the Securities Act) the Holder (each, a “Holder Indemnitee”), against any and all losses, claims, damages, actions, liabilities, costs and expenses (including reasonable fees, expenses and disbursements of attorneys and other professionals), joint or several, as incurred, arising out of or based upon:

(i)    any untrue or alleged untrue statement of material fact contained in any Registration Statement, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or

(ii)    any untrue or alleged untrue statement of material fact contained in any Prospectus, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

provided, however, that in the case of this Section 4(a) the Company shall not be liable to such Holder Indemnitee or any Person who participates as an underwriter in the offering or sale of Registrable Securities or any other Person, if any, who controls such underwriter (within the meaning of the Securities Act), in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such Registration Statement or in any such Prospectus in reliance upon and in conformity with (A) information regarding such Holder Indemnitee or its plan of distribution or ownership interests that was furnished to the Company for use in connection with such Registration Statement or the Prospectus contained therein by such Holder Indemnitee or (B) information that was furnished by any such underwriter.

(b)    Indemnification by Holder. The Holder, to the fullest extent permitted by law, agrees to indemnify the Company, each of its officers and directors and each Person, if any, who controls the Company (within the meaning of the Securities Act) (each, a “Company Indemnitee” and together with the Holder Indemnitees, each an “Indemnitee”) against any and all losses, claims, damages, actions, liabilities, costs and expenses arising out of or based upon (i) any untrue statement or alleged untrue statement of material fact contained in a Registration Statement, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in the light of the circumstances under which they were made, if and to the extent that such statement or omission occurs from reliance upon and in conformity with written information regarding the Holder, or the Holder’s plan of distribution or ownership interest, that was furnished to the Company by the Holder for use therein, or (ii) any untrue statement or alleged untrue statement of material fact contained in the Prospectus, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, if and to the extent that such statement or omission occurs from reliance upon and in conformity with written information regarding the Holder or its plan of distribution or its ownership interests, that was furnished to the Company by the Holder specifically for use therein; provided, however, that the obligations of the Holder hereunder shall be limited to an amount equal to the net proceeds received by the Holder upon the sale of the Registrable Securities (less the aggregate amount of any damages which the Holder has otherwise been required to pay in respect of such losses, claims, damages, actions, liabilities, costs and expenses or any substantially similar loss, claim, damage, action, liability, cost and expense arising from the sale of such Registrable Securities).

(c)    Indemnification Procedures. Any party entitled to indemnification under this Agreement shall notify promptly the indemnifying party in writing of the commencement of any action or proceeding with respect to which a claim for indemnification may be made hereunder, but the failure of any Indemnitee to provide such notice shall not relieve the indemnifying party of its obligations hereunder, except to the extent the indemnifying party is materially prejudiced thereby and shall not relieve the indemnifying party from any liability which it may have to any Indemnitee otherwise than hereunder. In case any action or proceeding is brought against an Indemnitee and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, unless in the reasonable opinion of outside counsel to the Indemnitee a conflict of interest between such Indemnitee and the indemnifying party may exist in respect of such claim, to assume the defense thereof (alone or jointly with any other indemnifying party similarly notified), to the extent that it chooses, with counsel reasonably satisfactory to such Indemnitee, and after notice from the indemnifying party to such Indemnitee that it so chooses, the indemnifying party shall not be liable to such Indemnitee for any legal or other expenses subsequently incurred by such Indemnitee in connection with the defense thereof; provided, however, that (i) if such Indemnitee who is a defendant in any action or proceeding that is also brought against the indemnifying party shall have reasonably concluded, based on the advice of counsel, that there may be one or more legal defenses available to such Indemnitee which are not available to the indemnifying party, or (ii) if representation of both parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct, then, in any such case, the Indemnitee shall have the right to assume or continue its own defense as set forth above (but with no more than one firm of counsel for all Indemnitees in each jurisdiction, except to the extent any Indemnitee or Indemnitees reasonably shall have concluded, based on the opinion of counsel, that there may be legal defenses available to such party or parties that are not available to the other Indemnitees or to the extent representation of all Indemnitees by the same counsel is otherwise inappropriate under applicable standards of professional conduct) and the indemnifying party shall be liable for any expenses therefor. No indemnifying party shall, without the written consent of the Indemnitee (which shall not be unreasonably withheld, delayed or conditioned), effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or (to the knowledge of the indemnifying party) threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the Indemnitee is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (A) includes an unconditional release of the Indemnitee from all liability arising out of such action or claim and (B) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any Indemnitee.

(d)    Contribution. If the indemnification provided for in this Section 4 is held by a court of competent jurisdiction to be unavailable to an Indemnitee with respect to any losses, claims, damages, actions, liabilities, costs or expenses referred to therein or is insufficient to hold the Indemnitee harmless as contemplated therein, then the indemnifying party, in lieu of indemnifying such Indemnitee, shall contribute to the amount paid or payable by such Indemnitee as a result of such losses, claims, damages, actions, liabilities, costs or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and the Indemnitee, on the other hand, in connection with the statements or omissions which resulted in such losses, claims, damages, actions, liabilities, costs or expenses as well as any other relevant equitable considerations. The relative fault of the indemnifying party, on the one hand, and of the Indemnitee, on the other hand, shall be determined by reference to, among other factors, whether the untrue or alleged untrue statement of a material fact or omission to state a material fact relates to information supplied by the indemnifying party or by the Indemnitee and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that in no event shall the obligation of any indemnifying party to contribute under this Section 4(d) exceed the amount that such indemnifying party would have been obligated to pay by way of indemnification if the indemnification provided for under Section 4 had been available under the circumstances. The Company and the Holder agree that it would not be just and equitable if contribution pursuant to this Section 4 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. In addition, no Person shall be obligated to contribute hereunder for any amounts in payment for any settlement of any action or claim, effected without such Person’s written consent, which consent shall not be unreasonably withheld, delayed or conditioned.

(e)    For purposes of this Section 4, no Indemnitee guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any indemnifying party who was not guilty of such fraudulent misrepresentation. The indemnification provided by this Section 4 shall be a continuing right to indemnification and shall survive the registration and sale of any securities by any Person entitled to indemnification hereunder and the expiration or termination of this Agreement.

SECTION 5.    SUSPENSION OF REGISTRATION REQUIREMENT; RESTRICTION ON SALES.

(a)    Notwithstanding anything to the contrary contained in this Agreement, the Company shall have the right to defer the filing, or suspend the use by the Holder, of a Registration Statement or Prospectus for a reasonable period of time not in excess of 30 days in the aggregate (each, a “Suspension Period”) if the Company furnishes the Holder with prompt notice of a Suspension Period as a result of the Company’s good faith judgment that it would be detrimental to the Company and its stockholders not to defer the filing, or suspend the use by the Holder, of a Registration Statement or Prospectus because such filing or use would: (i) interfere with a material pending financing, acquisition, disposition, corporate reorganization, merger, or other material transaction involving or being contemplated by the Company or (ii) require the Company to make premature disclosure of material non-public information not otherwise then required to be disclosed by law to be publicly disclosed, the premature disclosure of which could reasonably be expected to adversely affect the Company or its stockholders, it being understood that in no event shall the Suspension Period extend more than two Business Days past the first date of public disclosure of the applicable material non-public information. For avoidance of doubt, irrespective of the number of Suspension Periods, the Company may not suspend the Holder’s use of a Registration Statement or Prospectus for more than an aggregate of 30 days during the entire Effectiveness Period.

(b)    The Holder agrees that, following the effectiveness of any Registration Statement relating to Registrable Securities of the Holder, it will not effect any dispositions of any of the Registrable Securities pursuant to such Registration Statement or any filings under any state securities laws at any time after the Holder has received notice from the Company to suspend dispositions as a result of the occurrence of any Suspension Period. The Holder will maintain the confidentiality of any notice of a Suspension Period delivered by the Company unless otherwise required by law or subpoena. The Holder may recommence effecting dispositions of the Registrable Securities pursuant to the Registration Statement or such filings, and all other obligations which are suspended as a result of a Suspension Period shall no longer be so suspended, following further notice to such effect from the Company, which notice shall be given by the Company promptly (but it no event more than one Business Day) after the conclusion of any such Suspension Period.

SECTION 6.    ADDITIONAL SHARES. The Company, at its option, may register, under any Registration Statement and any filings under any state securities laws filed pursuant to this Agreement, any number of unissued, or other shares of Common Stock of or owned by the Company and any of its subsidiaries or any shares of Common Stock or other securities of the Company owned by any other security holder or security holders of the Company; provided, however, that the Company shall not enter into any agreement with respect to the Company’s securities that, if the Company performed its obligations under such agreement, would result in a breach by the Company of its obligations under this Agreement, and no such agreement is currently in effect.

SECTION 7.    NO OTHER OBLIGATION TO REGISTER. Except as otherwise expressly provided in this Agreement, the Company shall have no obligation to the Holder to register the Registrable Securities under the Securities Act.

SECTION 8.    MISCELLANEOUS.

(a)    Amendments and Waivers. The provisions of this Agreement may not be amended, modified, or supplemented or waived without the prior written consent of the Company and Holder.

(b)    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, or if by facsimile, upon confirmation of receipt, or if by e-mail so long as such e-mail states it is a notice delivered pursuant to this Section 8(b) and a duplicate copy of such e-mail is promptly given by one of the other methods described in this Section 8(b), (ii) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (iii) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Company:	IBERIABANK Corporation
200 West Congress Street
Lafayette, Louisiana 70501
Attn: Robert B. Worley, Jr.
Email: Robert.Worley@iberiabank.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention: Lee Meyerson and Elizabeth Cooper
Email: lmeyerson@stblaw.com; ecooper@stblaw.com

If to the Holder:	Banco de Sabadell, S.A.
Torre BancSabadell – Avda. Diagonal 407 bis
Barcelona, Spain 08008
Attention: Messrs. Joan M. Grumé and Gonzalo Barettino
Email: grumej@bancsabadell.com; barettino@bancsabadell.com

with a copy (which shall not constitute notice) to:

Hunton & Williams LLP 1111 Brickell Avenue, Suite 2500
Miami, FL 33131
Attention: Fernando C. Alonso
Email: falonso@hunton.com

(c)    Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the Holder and the Company. No party may assign its rights or obligations hereunder except with the prior written consent of the other party; provided, however, that the Holder may assign its rights under this Agreement to any of its wholly-owned Affiliates. Any purported assignment by any party hereto other than as set forth in this Section 10(c) shall be null and void. No Person other than the parties hereto and their successors and assigns is intended to be a beneficiary of this Agreement.

(d)    Remedy. The parties hereto acknowledge that the obligations undertaken by them hereunder are unique and that there would be no adequate remedy at law if any party fails to perform any of its obligations hereunder, and accordingly agree that each party, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to seek: (i) specific performance of the obligations, covenants and agreements of any other party under this Agreement in accordance with the terms and conditions of this Agreement and (ii) preliminary injunctive relief to secure specific performance and to prevent a breach or contemplated breach of this Agreement.

(e)    Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

(f)    Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

(g)    Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware. Each party agrees that it will bring any Action or proceeding in respect of any claim arising out of or related to this Agreement exclusively in the Delaware Court of Chancery or, only in the event that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware or another court sitting in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such

Action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such Action or proceeding will be effective if notice is given in accordance with Section 8(b).

(h)    Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

(i)    Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be the complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein, with respect to such subject matter. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

(j)    Interpretation. The article and section headings are for reference purposes only and do not limit or otherwise affect any of the substance of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. All pronouns and variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. If a word or phrase is defined, the other grammatical forms of such word or phrase have a corresponding meaning. The words “include,” “includes” or “including” are to be deemed followed by the words “without limitation.” The words “herein,” “hereof” or “hereunder,” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific Section. This Agreement is the product of negotiation by the parties, having the assistance of counsel and other advisors, and the parties intend that this Agreement not be construed more strictly with regard to one party than with regard to any other party.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

IBERIABANK CORPORATION

By:	/s/ Daryl G. Byrd
	Name:	Daryl G. Byrd
	Title:	President and Chief Executive Officer

BANCO DE SABADELL, S.A.

By:	/s/ Joan M. Grumé
	Name:	Joan M. Grumé
	Title:	Subdirector General

[Registration Rights Agreement]